Exhibit 5
[WolfBlock LLP Letterhead]
March 12, 2009
Advanta Corp.
Welsh & McKean Roads
P.O. Box 844
Spring House, PA 19477

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     As special counsel to Advanta Corp., a Delaware corporation (the “Company”), we have assisted in the preparation of a Registration Statement on Form S-3 (together with all exhibits thereto and documents incorporated by reference therein, the “Registration Statement”) in the form proposed to be filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration for issuance and sale from time to time, pursuant to Rule 415 of the general rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to $500,000,000 aggregate principal amount of RediReserve Variable Rate Certificates that will be payable at the demand of the holder (the “RediReserve Certificates”) and Notes with maturities of 91 days to ten years (collectively, with the RediReserve Certificates, the “Securities”), all of which will be uncertificated.
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
     In connection with the opinions expressed herein, we have examined, among other things, the originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Registration Statement, resolutions of the Board of Directors of the Company with respect to the Registration Statement and the authorization of the Securities registered thereby and the authorization of the filing of an additional Registration Statement (the “Additional Registration Statement”) for the purpose of registering for issuance and sale an additional amount of Securities pursuant to Rule 462 under the Securities Act (the “Additional Securities” and, collectively with the Securities, the “Offered Securities”) (such resolutions of the Board of Directors are referred to herein as the “Board Resolutions”), the Indenture dated October 23, 1995 between the Company and Bank of New York Mellon (formerly, JP Morgan Chase Bank), as successor trustee (the “Indenture”), the Company Order dated as of March 12, 2009, and such
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Advanta Corp.
March 12, 2009

other documents as we have deemed necessary or appropriate for the purpose of rendering such opinions.
     In our examination we have assumed, without independent verification (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents, and (v) the power and authority of all persons other than the Company signing such documents to execute, deliver and perform such documents, and the valid authorization, execution and delivery of such documents by such other persons. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company.
     We are admitted to practice in the Commonwealth of Pennsylvania and the State of Delaware and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America to the extent referred to specifically herein. The Offered Securities may be issued from time to time on a delayed or continuous basis, and the opinions expressed herein are limited to the laws, including applicable rules and regulations, in effect on the date hereof, and to the facts in existence on the date hereof. We assume no obligation to update such opinions.
     Based upon and subject to the foregoing, and such examinations of law and such other matters as we have deemed relevant under the circumstances, it is our opinion that:
     1. The Indenture has been duly authorized by the Board of Directors of the Company, has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     2. When and if the definitive terms of any Offered Securities and of their issue and sale have been duly established in accordance with the Board Resolutions and set forth in a Company Order (as defined in the Indenture) or in a supplemental indenture; the Board Resolutions and Company Order, Officer’s Certificate (each as defined in the Indenture) or a supplemental indenture with respect to such Offered Securities are delivered to the trustee under the Indenture in accordance with the terms of the Indenture, the consideration for such Offered Securities approved by the Company’s Board of Directors or the Executive Committee of the Company’s Board of Directors in accordance with the Board Resolutions has been received by the Company, and such Offered Securities have been registered in the “Security Register” (as defined in the Indenture) in accordance with the provisions of the Indenture, so as not to violate any applicable law or agreement or instrument then binding on the Company, such Offered

Advanta Corp.
March 12, 2009

Securities will be duly authorized, legal and valid binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided in the Indenture, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Opinions” in the prospectus and any prospectus supplements constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,
/s/ WolfBlock LLP
WolfBlock LLP